UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2008

United Therapeutics Corporation

(Exact Name of Registrant as Specified in the Charter)

Delaware	000-26301	52-1984749
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Spring Street Silver Spring, MD		20910
(Address of principal executive offices)		(Zip Code)

(301) 608-9292

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On November 21, 2008, United Therapeutics Corporation (the “Company”) agreed to the guaranteed maximum price terms of a construction management agreement with The Whiting-Turner Construction Company (“Whiting-Turner”) based in Baltimore, Maryland. Whiting-Turner manages the construction of the Company’s new office and laboratory building (the “Facility”), which will connect to the Company’s current laboratory facility in Silver Spring, Maryland.

Under the terms of the agreement, Whiting-Turner is responsible for the construction of the Facility and has agreed that the construction costs of the Facility will not exceed approximately $61 million, which amount is subject to change based on agreed-upon changes to the scope of work. Whiting-Turner will be responsible for covering any costs in excess of the guaranteed maximum price. If the ultimate cost of the Facility is less than the guaranteed maximum, the Company will share a portion of these savings with Whiting-Turner. In addition, Whiting-Turner must pay penalties to the Company if the construction is not completed by November 16, 2009, which date is subject to change based on agreed-upon changes to the scope of work. Whiting-Turner has no material relationship with the Company or any of its affiliates.

The costs of constructing this facility will be funded from working capital.

The foregoing summary is qualified by reference to the copy of the agreement that will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION
(Registrant)

Dated: November 17, 2008	By:	/s/ PAUL A. MAHON
	Name:	Paul A. Mahon
	Title:	General Counsel